Exhibit 99.3

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of this Statement on Schedule 13D including any amendments thereto. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Date: October 23, 2024

SAM LEVINSON

By:      /s/ Sam Levinson

GF GW II, LLC

By:      /s/ Sam Levinson

Name: Sam Levinson

Title:    Authorized Signatory

GFFP HOLDINGS, LLC

By:      /s/ Sam Levinson

Name: Sam Levinson

Title:   Authorized Signatory

SIMON GLICK

By:      /s/ Simon Glick